Axeda Systems to Sell Assets of DRM
Business to JMI Equity Fund

Mansfield, MA - July 14, 2005- Axeda Systems Inc. (OTC: XEDA.PK), today announced that it has entered into a letter of intent to sell its device relationship management (DRM) business and related assets, not including its industrial automation product line marketed under the “Supervisor” name, to JMI Equity Fund V, L.P., a Baltimore and San Diego based private equity firm that focuses exclusively on investments in the software and business services industries.

“As a small public company, it is becoming virtually impossible to be profitable while incurring the escalating costs of maintaining compliance with increased regulatory requirements, such as Sarbanes-Oxley,” said Robert M. Russell Jr., chairman and CEO of Axeda Systems Inc. “After thorough consideration of all potential alternatives and an extensive search, we decided that selling our DRM business to a private equity firm with a strong track record like JMI would provide the best outcome for all of the Company’s constituents while satisfying the immediate needs of the business.”

The letter of intent contemplates that JMI will purchase substantially all of the assets of Axeda’s DRM business for a total of $7.0 million in cash plus the assumption of certain specified operating liabilities. JMI’s obligation to acquire the DRM business is subject to JMI being satisfied with the results of its due diligence investigations, the negotiation and execution of definitive agreements, the execution by certain officers and directors of Axeda of agreements to vote all of Axeda’s outstanding voting securities beneficially owned by them in favor of the proposed transaction and any other matters related thereto and against any competing transaction or corporate action, Axeda obtaining all required consents, and other customary conditions. Axeda will be seeking the approval of its stockholders to consummate the proposed transaction. It is anticipated that proxy materials regarding the proposed transaction will be sent to Axeda’s stockholders next month, and that a stockholders’ meeting to approve the transaction will be held in September, 2005.

In addition, JMI has committed to provide $1.5 million of bridge loans, of which $250,000 was advanced to Axeda on July 8, 2005. The bridge loans bear interest at the rate of 7% per annum and are secured by liens on the assets of the DRM business.

Axeda’s stockholders will be able to obtain copies of the letter of intent and documents relating to the bridge loans when they are filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Stockholders can also obtain, free of charge, copies of the proxy statement when it becomes available, together with any other documents Axeda has filed with the SEC, by directing a request to Axeda Systems Inc., 21 Oxford Street, Mansfield, MA 02048, attention Investor Relations, telephone: (508) 337-9200.

About JMI Equity
JMI Equity, based in Baltimore and San Diego, is a private equity firm exclusively focused on investments in the software and business services industries. Founded in 1992, JMI has invested in over 60 companies throughout North America and has approximately $700 million of capital under management. JMI invests in growing businesses. The firm's focus is on providing the first institutional capital to self-funded companies. JMI also invests in select recapitalization and management buyout financings. Representative investments include Unica Corporation, Blackbaud, Inc. (Nasdaq: BLKB), NEON Systems, Inc. (Nasdaq: NEON), META Group, Inc. (acquired by Gartner, Inc. (NYSE: IT and ITB)), Jackson Hewitt, Inc. (NYSE: JTX), Transaction Systems Architects, Inc. (Nasdaq: TSAI), Control Point Solutions, Inc., NetPro Computing, Inc., Network Intelligence Corporation and Panorama Software, Ltd. For more information on JMI Equity, visit http://www.jmiequity.com.

About Axeda
Axeda Systems Inc. is the world’s leading provider of Device Relationship Management (DRM) software and services. The Company’s flagship product, the Axeda® DRM system helps manufacturing and service organizations increase revenue while lowering costs, by proactively monitoring and managing devices deployed at customer sites around the world. Axeda DRM is a highly scalable, field-proven, and comprehensive remote management solution that leverages its patented Firewall-Friendly™ technology to enable Machine-to-Machine (M2M) communication by utilizing the public Internet. Axeda customers include Global 2000 companies in many markets including Medical Instrument, Enterprise Technology, Office and Print Production Systems, and Industrial and Building Automation industries. Axeda has sales and service offices in the U.S. and Europe, and distribution partners worldwide. More information about Axeda is available at www.axeda.com.

Certain Forward Looking Statements
Certain statements contained in this press release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is Axeda’s intent that such statements be protected by the safe harbor created thereby. Except for historical information contained herein, the matters set forth in this press release, including our intention to sell, and the timing of the sale of, the DRM business, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, (a) the possibility that Axeda may fail to meet several significant closing conditions - the failure of any one of which may result in the transaction not being consummated; (b) the risk that the transaction may close more slowly than expected or not at all; (c) potential disruptions resulting from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; transaction costs; and (d) other risks and uncertainties detailed from time to time in Axeda’s filings with the Securities and Exchange Commission.

No assurance can be given that we will be successful in pursuing to conclusion the sale of the DRM business to JMI. Other important risks and uncertainties include our ability to obtain all necessary approvals, consents and agreements from our stockholders and other third parties required to consummate the transaction and to retain key employees through the transition period between the signing of the agreement and the closing of the sale of our assets. Investors are advised to read Axeda's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Factors Affecting Operating Results" and "Risk Factors" for a more complete discussion of these and other risks and uncertainties. Axeda assumes no obligation to update the forward-looking information contained in this press release.

©2005 Axeda Systems. All rights reserved. Axeda, Axeda Systems, Axeda DRM, Axeda Device Relationship Management System, Axeda Agents, Axeda Applications, Axeda Policy Manager, Axeda Enterprise, Axeda Access, Axeda Software Management, Axeda Service, Axeda Usage, Automatic eCommerce, Firewall-Friendly, and Access. Insight. In Real Time. are trademarks of Axeda Systems. All other trademarks are either property of Axeda Systems or property of their respective owners.

Contact:	Erin Nolan Smith Axeda Systems Inc. +1 (508) 851-1251 enolan@axeda.com

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